ASSIGNMENT AND ASSUMPTION AGREEMENT

(SUBSIDIARY INVESTMENT MANAGEMENT AGREEMENT)

This Assignment and Assumption Agreement is made as of January 1, 2026, by and between Franklin Advisers, Inc. (“FAV”) and K2/D&S Management Co., L.L.C. (“K2 Advisors”), each a direct or indirect, wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, each of FAV and K2 Advisors is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment management and investment advisory services to investment companies and other investment advisory clients;

WHEREAS, K2 Advisors serves as the investment manager to K2 Holdings Investment Corporation (the “Subsidiary”), a wholly-owned subsidiary of the K2 Alternative Strategies Fund (to be renamed the Franklin Alternative Strategies Fund effective January 30, 2026), a series of Franklin Alternative Strategies Funds, pursuant to an Amended and Restated Investment Management Agreement, dated as of October 1, 2017, between the Subsidiary and K2 Advisors (the “Subsidiary Management Agreement”);

WHEREAS, effective January 1, 2026 (the “Effective Date”), K2 Advisors has transferred to FAV all of its investment and investment-related personnel (including portfolio managers, research analysts, and certain support staff members) (the “Transfer”), and, in conjunction with the Transfer, K2 Advisors desires to assign the Subsidiary Management Agreement to FAV, and FAV desires to assume the Subsidiary Management Agreement, pursuant to this Assignment and Assumption Agreement;

WHEREAS, the Transfer and the assignment of the Management Agreement to FAV pursuant to this Assignment and Assumption Agreement will not result in a change of control or management, and thus will not constitute an “assignment” of the Subsidiary Management Agreement under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees of the Trust present in person that are not interested persons of the Trust, K2 Advisors, or FAV, approved the transfer of the Subsidiary Management Agreement and a form of this Assignment and Assumption Agreement at a meeting held on May 28, 2025.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1. The Subsidiary Management Agreement is hereby assumed in its entirety by FAV, except that all references to K2 Advisors shall be replaced with references to FAV.

2. FAV agrees to perform and be bound by all of the terms of the Subsidiary Management Agreement and the obligations and duties of K2 Advisors thereunder.

3. The Subsidiary Management Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN ADVISERS, INC. By: /s/Ed McGraw Name: Ed McGraw Title: Vice President	K2/D&S MANAGEMENT CO., L.L.C. By: /s/Ed McGraw Name: Ed McGraw Title: Vice President
ACKNOWLEDGED: K2 HOLDINGS INVESTMENT CORPORATION By: /s/ Navid J. Tofigh Name: Navid J. Tofigh Title: Vice President